UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 8, 2013

QuickLogic Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-22671	77-0188504
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1277 Orleans Drive, Sunnyvale, CA		94089-1138
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (408) 990-4000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

The disclosure provided in Item 5.02(e) below is incorporated by reference herein.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)

On February 8, 2013, the Compensation Committee of the Board of Directors of QuickLogic Corporation (the “Company”) established the target bonuses and performance objectives under the Company’s 2005 Executive Bonus Plan (the “Plan”) for 2013. The Plan, as amended, was filed in a current report on Form 8-K filed with the Securities and Exchange Commission on April 28, 2008. Bonus compensation for 2013 is dependent upon the Company’s achievement of (a) annual new product revenue growth and (b) annual roadmap milestone objectives as set forth in the Company’s Annual Operating Plan (“AOP”). Bonuses are accrued quarterly and paid annually during the first quarter of the following fiscal year. Eighty percent of the annual new product revenue goal must be achieved before any bonus is earned. Annual new product revenue in excess of 100% of the objective earns a bonus multiplier of 1.5 and is not capped. Annual roadmap milestone objectives are categorized into two elements. The roadmap objective for the first element must be achieved before a bonus is earned and two-thirds of the milestone objectives for the second element must be achieved before a bonus is earned. Achievement in excess of 100% of the second element earns a bonus multiplier of 1.5 and is not capped. The Chief Executive Officer’s target bonus for 2013 is currently 50% of his annual base salary and each of the other participants has a target bonus for 2013 currently equal to 35% to 50% of his/her annual base salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2013	QuickLogic Corporation

/s/ Ralph S. Marimon
Ralph S. Marimon
Vice President Finance and Chief Financial Officer